Exhibit No. 99.1

Gyrodyne Company of America, Inc.

1 Flowerfield, Suite 24

St. James, New York 11780-1551

Phone (631) 584-5400 Fax (631) 584-7075

FOR IMMEDIATE RELEASE

COURT OF APPEALS DENIES STATE'S MOTION FOR LEAVE TO APPEAL DECISION IN CONDEMNATION LITIGATION

ST. JAMES, N.Y., June 5, 2012 – Gyrodyne Company of America, Inc. (NASDAQ:GYRO) announced today that the Court of Appeals of the State of New York denied the State's motion seeking leave to appeal the decision and order of the Appellate Division decided on November 22, 2011, in Gyrodyne's condemnation litigation. This denial follows two unanimous decisions of the Appellate Division in favor of Gyrodyne and upholds the two prior decisions of the Court of Claims, also issued in favor of the Company. The November 2011 Appellate Division decision affirmed the judgment of the Court of Claims in June 2010 requiring the State to pay Gyrodyne an additional $98,685,000 plus statutory interest of nine percent from the date of taking on November 2, 2005 to the date of payment. The November 2011 Appellate Division decision had also affirmed a related judgment in favor of Gyrodyne entered by the Court of Claims in February 2011 for costs, disbursements and expenses in the amount of $1,474,940. In addition to this amount for costs, disbursements and expenses, the total amount of the judgment, including statutory interest, is approximately $164,000,000 as of today.

The Court of Appeals' denial of the State's motion was issued in connection with Gyrodyne's claim brought in April 2006 for just compensation for the 245.5 acres of its Flowerfield property in St. James and Stony Brook, New York (the “Property”), taken by the State. The State had paid Gyrodyne $26,315,000 for the Property at the time of the taking, which Gyrodyne elected, under New York's eminent domain law, to treat as an advance payment while it pursued its claim for just compensation. The Court of Claims ruled in Gyrodyne's favor in June 2010 when it awarded the Company $125,000,000, thereby requiring the State to pay an additional $98,685,000 plus statutory interest of nine percent from the date of taking on November 2, 2005 to the date of payment.

Commenting on the Court of Appeals' denial of the State's motion, Stephen V. Maroney, Gyrodyne's President and Chief Executive Officer, stated that “[w]e feel extremely gratified with the Court of Appeals' denial of the State's motion, which, hopefully, signals an end to the State's challenges in this litigation. We now look forward to collecting the award to which Gyrodyne and its shareholders are entitled.”

Gyrodyne cannot predict how the State will react to the Court of Appeals decision procedurally. As a result, the amount of a final award and the timing of payment are still unknown at this time.

About Gyrodyne Company of America, Inc.

Gyrodyne, a real estate investment trust, manages a diversified portfolio of real estate properties comprising office, industrial and service-oriented properties primarily in the New York City metropolitan area. Gyrodyne owns a 68 acre site approximately 50 miles east of New York City on the north shore of Long Island, which includes industrial and office buildings and undeveloped property which is the subject of development plans. Gyrodyne also owns medical office buildings in Port Jefferson Station, New York, Cortlandt Manor, New York and Fairfax, Virginia. Gyrodyne is currently contesting the amount paid by New York State for 245.5 adjoining acres taken under eminent domain proceedings. Gyrodyne is also a limited partner in the Callery Judge Grove, L.P., which owns a 3,700 plus acre property in Palm Beach County, Florida, also the subject of development plans. Gyrodyne's common stock is traded on the NASDAQ Stock Market under the symbol GYRO. Additional information about Gyrodyne may be found on its web site at http://www.gyrodyne.com.

Forward-Looking Statement Safe Harbor

The statements made in this press release that are not historical facts constitute “forward-looking information” within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “projects,” “estimates,” “believes,” “seeks,” “could,” “should,” or “continue,” the negative thereof, other variations or comparable terminology. Important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements include, but are not limited to, the effect of economic and business conditions, including risks inherent in the real estate markets of Suffolk and Westchester Counties in New York, Palm Beach County in Florida and Fairfax County in Virginia, the ability to obtain additional capital in order to develop Gyrodyne's undeveloped property in St. James, New York and other risks detailed from time to time in Gyrodyne's SEC reports.

Media Contact: Stephen V. Maroney, President & CEO, Gyrodyne Company of America, Inc., (631) 584-5400.